Exhibit 10.17

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made and entered into this 19th day of February 2009, by and between MICHAEL R. MASTRO, a married man as his separate estate (“Landlord”) and TABLEAU SOFTWARE, INC., a Delaware corporation (“Tenant”).

1.	Nonstandard Provisions. The subsections of this Section 1 constitute the nonstandard provisions of this Lease and are referred to elsewhere herein.

(a)

Premises, Building and Land. The premises consist of the Fourth (4th) floor (which may also be referred to as Suite 400 or the top floor of the Building) (the “Premises”) in the Lake View at Fremont Building, located at 737 North 34th Street, Seattle, King County, Washington 98103 (the “Building”), upon the real property legally described in the attached Exhibit F (the “Land”).

(b)	Floor Area of Premises. The agreed floor area of the Premises is 31,751 rentable square feet, as shown on the floor plan attached hereto as Exhibit A to this Lease. The Building contains 104,825 rentable square feet. Except as expressly set forth to the contrary in this paragraph, “Tenant’s Pro Rata Share” of the Building is 30.29%. Notwithstanding the foregoing, the parties agree that, for purposes of Tenant’s obligation to pay Additional Rent (as defined in Section 9(b) below) during the Lease Term (as defined in Section 1(c) below), “Tenant’s Pro Rata Share” of the Premises shall be deemed to contain 15,875 rentable square feet during the initial twenty-four (24) months of the Lease Term, during which period “Tenant’s Pro Rata Share” of the Building shall be deemed to be 15.14%.

(c)	Lease Term. The Lease term (“Lease Term”) shall be for six (6) years, and shall, subject to Section 1(e) below, commence on the later of (i) the date of Substantial Completion (as defined in the Tenant Work Letter attached as Exhibit G) by Landlord of the Tenant Improvements (as defined in the Tenant Work Letter attached as Exhibit G), subject to Punch List Work (as defined in the Tenant Work Letter attached as Exhibit G), and (ii) June 1, 2009 (the “Scheduled Commencement Date”) (the actual date that the Lease Term commences in accordance with this Section 1(c) being referred to herein as the “Commencement Date”), and, subject to any extension as in this Section 1(c), shall end on May 31, 2015 (the “Expiration Date”). If Landlord fails to deliver possession of Premises to Tenant in the condition required by this Lease on the Scheduled Commencement Date, Landlord shall not be liable for any damage caused thereby, nor shall this Lease become void or voidable, but in such event, no Monthly Base Rent (as defined in Section 1(h) below) or Additional Rent shall be payable by Tenant to Landlord until Landlord delivers possession of the Premises to Tenant in the condition required by this Lease, and the Expiration Date shall be extended by the same number of days as the delay in delivery of possession of the Premises. Notwithstanding the foregoing, if the Commencement Date has not occurred within ninety (90) days of the Scheduled Commencement Date (subject to events of force majeure), Tenant shall have the right to terminate this Lease, without penalty, by delivering written notice thereof to Landlord (the “Termination Notice”), which termination shall be effective ten (10) days from receipt by Landlord of the Termination Notice (the “Termination Effective Date”). This Lease shall terminate upon the Termination Effective Date and neither party shall thereafter have any further rights or obligations hereunder except as expressly provided herein, and Landlord shall return to Tenant the Security Deposit (as defined in Section 1(i) below) and any prepaid Monthly Base Rent (defined in Section 1(h) below) within ten (10) days after the Termination Effective Date, unless prior to the Termination Effective Date, Landlord delivers the Premises to Tenant in the condition required by this Lease.

(d)	Fixturization Period. Landlord shall grant Tenant access to the Premises during the four (4) week period prior to Substantial Completion of the Tenant Improvements (the “Fixturization Period”) during normal business hours (and subject to Tenant’s delivery of evidence of insurance satisfying the requirements of this Lease) for the purpose installing Tenant’s fixtures and equipment not included within the scope of the Tenant Improvements. All of the terms of this Lease shall be binding on and apply to Tenant during the Fixturization Period, except that Tenant’s obligation to pay Monthly Base Rent and Additional Rent shall commence on the Commencement Date.

(e)	Holdover Assumption. In the event the construction of Tenant’s space is not complete and ready for occupancy prior to June 1, 2009, Landlord agrees to assume the holdover costs of Tenant’s current lease obligation. Said Holdover costs shall not exceed $10,086.50 per month.

(f)	Renewal Right. Tenant shall have the option to renew the term of this Lease for one (1) renewal period (hereafter the “Renewal Term”), having a term of one (1) to five (5) years commencing immediately following the expiration of the initial Lease Term, said Renewal Term to be upon all of the terms, conditions, covenants and provisions of this Lease. The failure of Tenant to exercise the option for the Renewal Term in the manner and within the time herein provided shall terminate the rights of Tenant with respect to such Renewal Term. Tenant’s right to exercise the option to renew the Lease Term will be subject to the following conditions:

(i) Tenant shall deliver to Landlord a written notice exercising the option to renew the Lease Term at least one hundred eighty (180) days before the last day of the initial Lease Term; and

(ii) Tenant shall not be in material default under any provision of this Lease, after receipt of notice and expiration of any applicable cure period, at the date Tenant delivers to Landlord a notice of Tenant’s election to renew the Lease Term.

Effective the first (1st) day of the Renewal Term, the Monthly Base Rent for the Premises shall be at the then fair market rental for the Premises (reflecting the then prevailing rent structure, inducements and concessions for comparable commercial lease renewals) as agreed upon by the parties within thirty (30) days after Tenant exercises the option to renew, and, if they cannot agree within such timeframe, to be established by an evaluation of the Premises performed by a commercial real estate broker mutually agreed upon by the parties, or if they cannot agree on one (1) broker, then by a board of three (3) qualified commercial real estate brokers, one (1) selected by each of the parties and the third (3rd) broker (who shall not have provided services to or received compensation from either party during the prior two years) to be selected by the two (2) brokers chosen by the parties. If a board of brokers is utilized, the broker whose determination of fair market rent is neither the highest nor the lowest shall be binding. Each party shall pay one-half (1/2) of the fees for such brokers in connection with the foregoing fair market rent determination. The final determination of the fair market rental for the Renewal Term shall be made, in all events, no later than ninety (90) days after Tenant exercises the option to renew.

(g)   Right of First Refusal. Landlord hereby grants to Tenant an ongoing Right of First Refusal (“RFR”) on Third (3rd) Floor of the Building (which may also be referred to as Suite 300 or the floor below the top floor of the Building). If any space on Third (3rd) Floor of the Building is available and Landlord has either accepted an Offer from an unaffiliated third-party to lease all or a part of such space or Landlord intends to accept the Offer, Landlord shall send a copy of the Offer to Tenant. Tenant shall then have seven (7) business days in which to notify Landlord in writing of Tenant’s election to lease the RFR Space on the terms set forth in the Offer. If Tenant does not elect to exercise the RFR, then Landlord may lease the RFR space to the Offerer or if Landlord does lease the RFR Space to the Offerer, but such space later becomes vacant or otherwise available for rent then the RFR space will again be subject to Tenant’s RFR and Landlord shall re-offer the space to Tenant in accordance with this provision. If Tenant elects to exercise the RFR, Tenant will lease the RFR space from Landlord on the terms and conditions set forth in the Offer except that the term shall be coterminous with this lease.

(h)	Monthly Base Rent. The monthly base rent for the Premises (“Monthly Base Rent”) shall be payable by Tenant during the Lease Term as follows:

Square Footage Leased	Months	Annual NNN Rate Per Rentable Square Foot	Monthly NNN Base Rent
15,875	1 – 12	$27.00	$35,718.75
15,875	13 – 24	$27.00	$35,718.75
31,751	25 – 36	$27.00	$71,439.75
31,751	37 – 48	$28.00	$74,085.67
31,751	49 – 60	$29.00	$76,731.58
31,751	61 – 72	$30.00	$79,377.50

*	Although Landlord shall be obligated to deliver the entire Premises to Tenant in the condition required under this Lease as of the Commencement Date and Tenant shall have the right to use and occupy the same in accordance with the terms of this Lease, the square footages set forth above under “Square Footage Leased” reflect an agreement between the parties that Tenant shall be obligated to pay Monthly Base Rent only on that portion of the Premises noted above.

(i)	Security Deposit; Rent Paid Upon Execution of Lease. Upon execution of this Lease, Tenant shall pay Landlord a security deposit in the amount of $79,377.50 (the “Security Deposit”). Additionally, upon execution of this Lease, Tenant shall pay to Landlord the Monthly Base Rent and Additional Rent for the first month of the Lease Term in which Tenant is obligated to pay Monthly Base Rent., which amount is $35,718.75

(j)	Permitted Use of Premises. Tenant shall use the Premises only for general office purposes and for no other purposes whatsoever without Landlord’s prior written consent.

(k)	Exhibits. The following exhibits are made a part of this Lease:

Exhibit A	Floor Plan of Premises
Exhibit B	Rules and Regulations of Building
Exhibit C	Parking Rules
Exhibit D	Form of Estoppel Certificate
Exhibit E	Form of Subordination, Nondisturbance and Attornment Agreement
Exhibit F	Legal Description
Exhibit G	Tenant Work Letter

(l)	Notice Addresses.

Landlord:	Michael R. Mastro	Tenant:	Tableau Software, Inc.
	510 Rainier Avenue S.		400 N. 34th Street, Suite 200
.	Seattle, WA 98144		Seattle, WA 98103

	Telephone: 206-323-5393		Telephone: 206-633-3400
	Facsimile: 206-323-6980		Facsimile: 206-633-3004
	Attn: Evelyn Sellers		Attn: Tom Walker / Legal

2.	Premises. Landlord hereby Leases to Tenant, and Tenant hereby Leases from Landlord, upon the terms and conditions herein set forth, the Premises described in Section l (a). The rentable square feet of the Premises, as stated in Section 1(b) above, is calculated according to Building Owners and Managers Association International (“BOMA”) standards, namely, the “Standard Method for Measuring Floor Area in Office Buildings ANSI – BOMA Z-65.1-1996”.

3.	Term. The Lease Term shall be as stated in Section 1(c).

4.	Rent. Tenant shall pay to Landlord the Monthly Base Rent stated in Section l(h) in advance on the first day of each calendar month during the Lease Term at the notice address set forth in Section 1(l) above, or at such other place as Landlord may from time to time designate in writing. In addition, Tenant shall pay to Landlord together with the payment of Monthly Base Rent, Tenant’s Pro Rata Share of Operating Expenses (as defined in Section 9(a)(3) below), as more particularly set forth in Section 9 below. For purposes of this Lease, the term “rent” shall mean all Monthly Base Rent and Additional Rent payable by Tenant in accordance with this Lease. Rent payable for any period of less than one calendar month shall equal 1/30 of the Monthly Base Rent for each day of such period. If any sums payable by Tenant to Landlord under this Lease are not received by the fifth (5th) day following the date such sum is due, Tenant shall pay Landlord in addition to the amount due, for the cost of collecting and handling such late payment, an amount equal to the greater of $100 or five percent (5%) of the delinquent amount. In addition, all delinquent sums payable by Tenant to Landlord and not paid within five (5) days of the due date shall, at Landlord’s option, bear interest at the rate of twelve percent (12%) per annum, or the highest rate of interest allowable by law, whichever is less. Interest on all delinquent amounts shall be calculated from the original due date to the date of payment. Landlord’s acceptance of less than the full amount of any payment due from Tenant shall not be deemed an accord and satisfaction or compromise of such payment unless Landlord specifically consents in writing to payment of such lesser sum as an accord and satisfaction or compromise of the amount which Landlord claims.

5.	Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord a sum equal to the amount stated in Section l(i) as security for the performance by Tenant of every covenant and condition of this Lease. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord may maintain such sums separate and apart from Landlord’s general funds or may commingle them with Landlord’s general or other funds. Landlord is not required to pay Tenant interest on such sums, or any portion thereof. If Tenant defaults with respect to any covenant or condition of this Lease beyond any applicable notice and cure period, including but not limited to the payment of rent, Landlord may apply the whole or a part of the Security Deposit to the payment of any sum in default or any other sum which Landlord may be required to spend by reason of Tenant’s default. Tenant shall replenish any amounts spent by Landlord pursuant to the terms of Section 23 below within thirty (30) days following receipt of notice from Landlord. Within a reasonable period of time (not to exceed thirty (30) days) after expiration of the Lease Term or earlier termination of this Lease, the Security Deposit shall be returned to Tenant, less those amounts that may be required by Landlord under the terms of this Lease (a) to remedy defaults on the part of Tenant in the payment of Rent or otherwise, (b) to repair damages to the Premises caused by Tenant, provided Landlord is entitled to the same under the terms of this Lease, and (c) to restore the Premises to the condition required by this Lease. If Landlord disposes of its interest in the Premises, Landlord shall deliver or credit the Security Deposit to Landlord’s successor in interest in the Premises and provided such successor assumes Landlord’s obligations hereunder, Landlord shall be relieved of further responsibility with respect to the Security Deposit.

6.	Use. Tenant shall use and occupy the Premises during the Lease Term only for the purpose stated in Section l(j) and for no other purposes without the written consent of Landlord. Tenant shall not use the Premises, or commit any act therein, in violation of any applicable law, rule, regulation, ordinance or governmental decree, or which will increase the existing rate of insurance upon the Building or the Land. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisances or any other act or thing which disturbs the quiet enjoyment of any other tenant in the Building. Tenant shall not, without the written consent of Landlord, use any apparatus, machinery or device in or about the Premises that will cause any substantial noise or vibration perceptible outside the Premises. If any of Tenant’s office machines and equipment disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall, at its sole cost and expense and provided Tenant has obtained Landlord’s consent thereto, provide adequate insulation or take such other actions as may be reasonably necessary to eliminate such disturbance. Tenant shall observe such reasonable rules and regulations as may be adopted and published from time to time by Landlord for the safety, care and cleanliness of the Premises or the Building and the preservation of good order therein. A copy of the current rules and regulations for the Building are attached as Exhibit B to this Lease.

7.	Possession. Landlord shall deliver possession of the Premises to Tenant in broom clean condition, with all Building systems in good working order. Landlord represents and warrants to Tenant that as of the Commencement Date the Premises (including the Tenant Improvements) and Building comply with all applicable laws. Landlord shall, at its sole cost and expense, correct any breach of such warranty promptly following receipt of written notice thereof from Tenant.

8.	Maintenance and Services Provided By Landlord. Landlord shall, at its cost and expense (but as an Operating Expense to the extent permitted in this Lease) repair and maintain the public and common areas of the Building, including without limitation the lobbies, stairs, corridors and restrooms of the Building (collectively, “Common Area”), the roof, exterior walls and structural portions of the Building and the improvements within the Common Areas and the Building systems, including but not limited to the Building’s standard plumbing, heating, ventilating and air conditioning (“HVAC”), elevator, electrical, and management systems serving the Building, in first class order, condition and repair and in accordance with all current laws, codes, and ordinances, except for damage occasioned by the act of Tenant.

Landlord shall furnish the Premises with electricity for the permitted use of the Premises as described in Section 1(j) above. Tenant shall be responsible for the cost of electricity used for general office use (e.g. lighting and operation of low power usage office machines, heat, normal office air conditioning, and elevator service) (“Normal Electricity Use”) according to its Pro Rata Share as described in Section 9(a)(2) below, and to the extent not already included as Additional Rent. The parties hereby acknowledge and agree that all electricity use by Tenant contemplated by the provision of the Tenant Improvements hereunder (including, but not limited the Tenant Improvements described in Schedule 1 to Exhibit G) shall be considered Normal Electricity Use. Tenant shall be responsible for the cost of Supplemental Electricity Use (as defined below). Landlord shall also provide lighting replacement for Common Area lighting, water for lavatory and toilet purposes, toilet room supplies, cold water for drinking and hot water (at prevailing temperatures prescribed by applicable law) for lavatory purposes, all at points of supply provided for general use of tenants in the Building through fixtures installed by Landlord or by Tenant with Landlord’s consent, window washing with reasonable frequency, and customary janitorial service on all business days. Tenant shall have access to the Premises twenty-four (24) hours a day seven (7) days per week.

Landlord shall not be liable to Tenant for any loss or damage caused by or resulting from variation, interruption or any failure of said services due to any cause beyond Landlord’s reasonable control, and no temporary interruption or failure of such services incident to the making of repairs, alterations or improvements or due to accident or strike or conditions or events not under Landlord’s reasonable control shall be deemed as an eviction of Tenant. For the purposes of this Section 8, the term “temporary” is defined as a period of less than five (5) business days. Notwithstanding the foregoing, in the event Tenant is prevented from using all or a portion of the Premises as a result of a failure of Landlord to provide services, access or utilities that Landlord is required to provide under this Lease, and if such failure continues for more than five (5) consecutive business days after written notice from Tenant, then the Monthly Basic Rent and Tenant’s Pro Rata Share of Operating Expenses shall be abated entirely or reduced in proportion to the extent to which Tenant’s use is impaired, as the case may be, for such time that Tenant continues to be so prevented from using the Premises or a portion thereof.

If Tenant uses equipment reasonably designated in writing and in advance by Landlord as high power usage equipment and outside and in excess of Normal Electricity Use (“Supplemental Electricity Use”), Landlord may at its option, and upon written notice to Tenant, install a meter to measure the amount of actual Supplemental Electricity Use and Tenant shall pay Landlord as Additional Rent the actual amount (as metered) of the Supplemental Electricity Use (provided that such electrical charges shall be based upon the actual costs of such electricity without markup or administrative fees). The Monthly Base Rent stated in Section l(h) does not include Supplemental Electricity Use (if any).

9.	Operating Expenses.

(a)	Definitions. As used herein, the following terms have the following respective meanings unless the context otherwise specifies or clearly requires.

(1)	“Expense Year” means each twelve (12) consecutive month period commencing January 1 of each year.

(2)	“Tenant’s Pro Rata Share” shall have the meaning as specified in Section 1(b) above.

(3)	“Operating Expenses” means all reasonable and necessary expenses, based on Landlord’s reasonable business judgment and customary practices, paid or incurred by Landlord for maintaining, operating and repairing the Building (including the parking facilities), the Land, and the personal property used in conjunction therewith, to the extent not paid directly by Tenant, including but not limited to the following:

A)	salaries, and other compensation, including vacation, holiday, and other paid absences; and welfare, retirement, and other fringe benefits that are customarily paid to employees below the level of property managers, independent contractors or agents of Landlord engaged in the operation, repair, management, or maintenance of the Land and/or the Building;

B)	repairs and maintenance of the Building and Land and the cost of supplies, tools, materials, and equipment for such repairs and maintenance;

C)	all real property taxes and currently due installments of assessments, special or otherwise, which are imposed upon the Building and Land from and after the date of this Lease but prior to the expiration or earlier termination hereof, together with reasonable legal fees, costs, and disbursements incurred for proceedings to contest, determine, or reduce such taxes or assessments, but only to the extent such taxes or assessments are actually reduced and Tenant’s Pro Rata Share of such reduction is credited to Tenant.

D)	premiums and other charges actually incurred by Landlord for insurance on the Building and Land as Landlord deems reasonably necessary, including:

(i)	fire insurance, extended coverage insurance, windstorm, hail, and explosion insurance, and rental interruption insurance;

(ii)	public liability and property damage insurance;

(iii)	elevator insurance;

(iv)	boiler and machinery insurance; sprinkler leakage, water damage, water damage legal liability insurance; burglary, fidelity, and pilferage insurance on equipment and materials;

(v)	other insurance as is customarily carried by operators of comparable office buildings in the Seattle, Washington area;

E)	costs incurred for inspection, maintenance, repair, replacement and servicing, including all outside maintenance contracts necessary or proper for the maintenance and security of the Building and Land, such as janitorial and window cleaning, rubbish removal, exterminating, water treatment, elevator, electrical, plumbing, and mechanical equipment, and the cost of materials, tools, supplies, and equipment used for inspection and servicing;

F)	costs incurred for electricity, water, gas, fuel, or other utilities;

G)	payroll taxes, federal taxes, state and local unemployment taxes, and social security taxes paid for Landlord’s employees in connection with the Building;

H)	sales, use, and excise taxes on goods and services purchased by Landlord for use solely at the Building;

I)	license, permit, and inspection fees;

J)	accounting fees;

K)	legal fees, costs, and disbursements but excluding those:

(i)	relating to disputes with tenants,

(ii)	based upon Landlord’s negligence or other tortuous conduct,

(iii)	relating to enforcing any leases except for enforcing lease provisions for the benefit of the Building tenants generally, or

(iv)	relating to the defense of Landlord’s title to, or interest in, the Land;

L)	other costs and fees reasonably necessary to operate, repair, manage, and maintain the Property in a first-class manner and condition.

Operating Expenses shall not include: (1) depreciation on the Building; (2) costs of Tenant’s improvements; (3) real estate commissions; (4) capital items (except that Operating Expenses shall include the cost of any capital improvements made after the date of this Lease that are required under any governmental law or regulation put into effect after the date of this Lease; and, to the extent of actual savings, the cost of any capital improvements made to the Building as a labor saving device or to effect other economies in the operation or maintenance of the Building made after the date of this Lease that are required under any governmental law or regulation put into effect after the date of this Lease,; all such costs to be amortized over the useful life of such item); (5) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Operating Expense payments); (6) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building, or otherwise to the extent so reimbursed; (7) ground lease payments

(if any); (8) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Expenses pursuant to the definition above; (9) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building or any law, code, regulation, ordinance or the like that would not have been incurred but for such violation; (10) Landlord’s general corporate overhead; (11) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Building); (12) bad debt expenses and interest, principal, points and fees on debts or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the Land); (13) marketing costs, including leasing commissions and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (14) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building; (15) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (16) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Expenses); (17) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease; (18) amortization and interest payments, except as specifically included in Operating Expenses pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (19) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building, without charge; (20) electric power costs or other utility costs for which any tenant directly contracts with the local public service company; (21) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Building; (22) costs incurred in connection with the original construction or any future expansion of the Building; (23) costs of correcting defects in or inadequacy of the initial design or construction of the Building or any future expansion of the Building; (24) costs incurred to comply with laws relating to the removal of Hazardous Materials (as defined in Section 32 below) or to remove, remedy, treat or contain any Hazardous Material; (25) travel expenses of Landlord and, its employees; and (26) any income, inheritance, gift or succession taxes payable by Landlord.

(b)	Additional Rent. Tenant shall pay to Landlord as rent, in addition to the Monthly Base Rent and for the square footage leased as provided in Section 1(h) above, Tenant’s Pro Rata Share of Operating Expenses and any and all other sums expressly provided for hereunder. (“Additional Rent”).

(1)	Rent Adjustment for Estimated Operating Expenses. Landlord shall, prior to the Commencement Date and within ninety (90) days after the commencement of each Expense Year thereafter, furnish to Tenant a written statement setting forth (A) an estimate of Tenant’s Pro Rata Share of Operating Expenses for such Expense Year (“Estimated Operating Expenses”), and (B) the amount of Additional Rent payable monthly during such Expense Year, which will equal one-twelfth (1/12) of the amount. If such Estimated Operating Expenses are furnished after the commencement of the Expense Year, Tenant shall also make a retroactive lump-sum payment equal to the excess of the new monthly amount over the old monthly amount multiplied by the number of months during the Expense Year for which no such adjustment was paid.

Notwithstanding anything in this Lease to the contrary, Operating Expenses for first twelve (12) months of the Lease Term shall not exceed $8.50 per rentable square foot. Thereafter during the Lease Term, all Controllable Operating Expenses (as defined in Section 9(b)(1) below) shall not increase more than four percent (4%) in any Expense Year over the maximum amount of Controllable Operating Expenses chargeable for the immediately preceding Expense Year (i.e., the cap shall be calculated on a cumulative and compounded basis). “Controllable Operating Expenses” shall mean all Operating Expenses except real property taxes, all forms of insurance, utility expenses, costs of services provided under a union contract, payments under CC&R’s or to an owners’ association and costs associated with repairs due to casualty, vandalism or other source outside of Landlord’s reasonable control.

(2)	Actual Operating Costs. Within ninety (90) days after the close of each Expense Year during the term hereof, Landlord shall endeavor to deliver to Tenant a written statement (a “Statement”) setting forth the actual Operating Expenses during the preceding Expense Year (“Actual Operating Expenses”). If such costs for any Expense Year exceed the Estimated Operating Costs paid by Tenant to Landlord pursuant to Section 9(b)(1) for such Expense Year, Tenant shall pay the amount of such excess to Landlord as Additional Rent within thirty (30) days after receipt of such Statement by Tenant. If such Statement shows such costs to be less than the amount paid by Tenant to Landlord pursuant to Section 9(b)(1), then the amount of such overpayment shall be credited toward the next monthly rent payable by Tenant or, if this Lease has terminated, shall be paid to Tenant concurrently with Landlord’s delivery of such Statement.

(3)	End of Term. If this Lease expires or earlier terminates on a day other than the last day of an Expense Year, then the amount of any adjustment between Estimated Operating Expenses and Actual Operating Expenses with respect to the Expense Year in which such expiration or termination occurs will be prorated on the basis which the number of days from the commencement of such Expense Year to and including such termination date bears to 365, and any amount payable (A) by Tenant to Landlord with respect to such adjustment is payable within thirty (30) days after receipt of such Statement with respect to such Expense Year, or (B) by Landlord to Tenant with respect to such adjustment shall be paid concurrently with Landlord’s delivery of such Statement.

(4)	Audit Right. Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant, designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records (pertaining to Landlord’s calculation of the costs set forth in this Section 9) at Landlord’s offices, provided that Tenant and such accountant or representative shall, and each of them shall cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. If such audit proves that the total amount of any item of costs set forth in this Section 9 were overstated by more than five percent (5%) then the actual, documented and reasonable cost of the accountant shall be paid for by Landlord. Promptly following the parties receipt of such audit results, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such audit.

10.	Acceptance of Premises. The taking of possession by Tenant shall be deemed Tenant’s agreement and acknowledgment that the Premises are then in a tenantable and good condition, and that Landlord has completed all work agreed to be accomplished by Landlord at Landlord’s expense under the terms of this Lease to prepare the Premises for Tenant’s occupancy, subject to any Punch List Work.

11.	Care of Premises, Repairs and Alteration.

(a)	Care of Premises; Condition at Surrender; Repairs. Tenant shall take good care of the Premises. All damage or injury done to the Premises by Tenant or by any persons who may be in or upon the Premises with the consent of Tenant shall be paid for by Tenant and Tenant shall pay for all damage to the Building caused by Tenant’s misuse of Premises or the appurtenances thereto. Tenant shall, at the termination of this Lease by the expiration of time or otherwise, surrender and deliver up the Premises to Landlord in as good a condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear, alteration previously approved by Landlord, and damage by fire or other casualty, excepted. Notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord and which if not performed will materially and adversely affect Tenant’s use of the Premises and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice (but in any event not later than thirty (30) days after receipt of such notice, unless such repair would normally take longer (and Landlord has commenced said repair work within said thirty (30) day period)), then provided that Tenant’s performance of such repair or maintenance will not void any applicable warranties covering such repair or maintenance, Tenant may proceed to take the required action upon delivery of an additional five (5) business days notice to Landlord (which additional notice must clearly specify that Tenant is taking such required action), and if such action was required under the terms of this Lease to be taken by Landlord and was not taken or commenced by Landlord within such five (5) business day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual reasonable costs in taking such action. Within thirty (30) days after receipt of a reasonably particularized invoice from Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, Landlord shall reimburse Tenant the amount set forth in such invoice.

(b)	Alterations. Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any plumbing or wiring without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to any cosmetic alterations to the Premises which do not affect the mechanical systems or structure of the Premises or the Building and which cost less than Twenty Thousand Dollars ($20,000) in the aggregate in any year during the Lease Term. If Tenant requests that Landlord make any special improvements to the Premises, Landlord’s agreement to do so may, among other factors, be conditioned upon Tenant’s agreement to reimburse Landlord for all costs incurred in making the special improvements to the Premises requested by Tenant. Landlord may make any alterations or improvements in the Premises that Landlord reasonably deems necessary or advisable for the preservation, or safety of the Premises. Such alterations or improvements will, if possible, be made at times convenient to Tenant and Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations. All alterations, additions and improvements, except fixtures and equipment installed by Tenant that are removable with only minor damage to Premises, shall become the property of Landlord upon the termination of the Lease Term. Tenant shall, at its sole cost and expense prior to the expiration of the Lease Term, repair any damage occasioned by the removal of its equipment or fixtures from the Premises.

12.	Tenant Improvements. Landlord, at its sole cost and expense, shall construct and install in the Premises, the Tenant Improvements provided in, and in accordance with the terms of Exhibit G (including all scheduled thereto), attached hereto.

13.	Parking.

(a)	Parking Allocated to Tenant. During the Lease Term, Tenant shall have the right, but not the obligation, to use seventy-six (76) parking/building access cards (each, a “Parking Permit”) at the rate provided in Section 13(b) for the use of parking spaces in the parking garage (the “Garage”) located in the Building. Each Parking Permit will authorize parking in the Garage for one car, twenty-four (24) hours a day, seven (7) days a week. Landlord shall provide reasonable visitor parking for the Building at no additional charge.

(b)	Parking Charges. The initial monthly charge for each Parking Permit is currently One Hundred Thirty Dollars ($130.00) per month, including Washington State Sales Tax. Tenant shall not be required to pay for parking during the initial twelve (12) months of the Lease Term. The said monthly parking charge will remain unchanged during the second year of the Lease Term and thereafter may increase from time to time as the market dictates. Tenant shall pay Landlord (or Landlord’s Garage operator, if so directed) in advance the monthly charge for the number of Parking Permits Tenant actually uses.

(c)	Garage Rules. Tenant shall observe all rules and regulations promulgated by Landlord or its agent from time to time concerning the use of the Garage (the “Parking Garage Rules”). The Parking Garage Rules currently in effect are attached as Exhibit C to this Lease. Landlord may refuse to permit any person who violates the Parking Garage Rules to park in the Garage, and any violation of the Parking Garage Rules will subject that person’s car to removal from the Garage at the car owner’s risk and expense. Tenant shall supply such additional information relating to those persons authorized to use the Garage as may be reasonably requested by Landlord from time to time, including automobile license numbers related to each Parking Permit.

(d)	Operation. Parking spaces in the Garage are provided on an unreserved “first-come, first-served” basis. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants, or other parties. Tenant may not park in any such reserved or assigned spaces; provided, however, Tenant shall at all times have access to the number of parking spaces equal to the number of Parking Permits issued to Tenant pursuant to Section 13(a) above. Landlord also reserves the right to close all or any portion of the Garage: (1) in order to make repairs or perform maintenance services, or to alter, modify, restripe or renovate the Garage, or (2) if required by casualty, strike, condemnation, act of God, governmental law or requirement, or other reason beyond Landlord’s reasonable control. During the Lease Term, Landlord will provide bicycle parking during the hours the Garage is open at no additional charge and in a reasonably secure area where bicycles may be locked.

14.	Entry and Inspection. Tenant shall permit Landlord or its agents to enter into and upon Premises at all reasonable times upon no less than twenty-four (24) hours’ prior notice and during normal business hours (except in the event of an emergency, in which case Landlord may enter the Premises without notice to Tenant) or as otherwise agreed by Landlord and Tenant for the purpose of inspecting the Premises or the Building or for the purpose of cleaning, repairing, altering or improving the Premises or the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations. Nothing contained in this Section 14 shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary for the purpose of cleaning, repairing, altering or improving the Building, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or relieving Tenant from the duty of observing and performing any of the provisions of this Lease, provided that such closure shall not materially impair Tenant’s use of, or access to, the Premises. Subject to the terms of this Section 14, Landlord shall have the right to enter the Premises for the purpose of showing the Premises to prospective tenants for a period of 180 days prior to the expiration of the Lease Term.

15.	Damage or Destruction By Fire or Other Casualty. If the Premises are destroyed or rendered untenantable, either wholly or in part, by fire or other unavoidable casualty, Landlord shall diligently repair at its cost any injury or damage to the Building itself and the initial permanently affixed improvements to the Premises made by Landlord or existing in the Premises as of the date of delivery of possession of the Premises to Tenant, and in the meantime the rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof. Tenant shall pay the cost of repairing or replacing all other improvements in the Premises and Tenant’s trade fixtures, furnishings, equipment and other personal property. Notwithstanding the foregoing, Landlord shall, within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, notify Tenant of Landlord’s estimated assessment of the period of time in which the repairs that Landlord is responsible for under this Section 15 will be completed (“Damage Repair Estimate”), which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of office buildings. If the Damage Repair Estimate indicates that such repairs cannot be completed within one hundred eighty (180) days after being commenced, either Landlord or Tenant may elect, not later than thirty (30) days after delivery of the Damage Repair Estimate, to terminate this Lease by written notice to the other effective as of the date specified in such notice. Notwithstanding anything in this Section 15 to the contrary, a total destruction of the Building shall automatically terminate this Lease.

16.	Insurance.

(a)	Landlord’s Insurance. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control. Landlord agrees to maintain “Special Form” property insurance insuring the Building against damage or destruction due to risk including fire, vandalism, and malicious mischief in an amount not less than eighty percent (80%) (or such greater percentage as may be necessary to comply with the provisions of any co-insurance clauses of the policy) of the replacement cost thereof, in the form and with deductibles and endorsements as selected by Landlord. If required by its lender, Landlord may also obtain earthquake, pollution, and/or flood insurance in amounts selected by Landlord. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises.

(b)	Tenant’s Insurance.

(1)	Property Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Lease Term, insurance on all personal property and fixtures of Tenant and all improvements, additions or alterations made by or for Tenant to the Premises on a “Special Form” basis, insuring such property for the full replacement value of such property. The policy shall include “Business Income and Extra Expense Endorsements” at 100% of Tenant’s gross revenue for a period of twelve (12) months.

(2)

Liability Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Lease Term commercial general liability insurance covering bodily injury, personal and advertising injury and property damage liability occurring in or about the Premises or arising out of the use and occupancy of the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant or by any other occupant of the Premises. Such insurance shall include contractual liability coverage insuring all of Tenant’s indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000), and a minimum general aggregate limit of Two Million Dollars ($2,000,000), with an “Additional Insured – Managers or Lessors of Premises Endorsement” or equivalent. All such policies shall be written to apply to all bodily injury (including death), property damage or loss (broad form), fire legal liability, products completed operations, medical payments, personal and advertising injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and any party holding an interest to which this Lease may be subordinated as an additional insured. All such insurance shall provide for the severability of interests of insureds, and shall be written on an “occurrence” basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

(3)	Workers’ Compensation and Employers’ Liability Insurance. Tenant shall carry workers’ compensation insurance as required by any applicable laws, throughout the Lease Term at Tenant’s sole cost and expense. Tenant shall also carry employers’ liability insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease, throughout the Lease Term at Tenant’s sole cost and expense.

(4)	General Insurance Requirements. All insurance policies required to be carried by Tenant under this Lease shall be written by companies rated A VII or better in “Best’s Insurance Guide” and authorized to do business in the State of Washington. All coverages except Workers Compensation through Washington State Department of Labor and Industries and waive all rights of subrogation by the insurance carrier against Landlord. Tenant shall deliver to Landlord on or before the Commencement Date of this Lease, and thereafter as soon as practical prior to the expiration dates of the expiring policies, a certificate of insurance issued by the insurer thereunder evidencing the coverages required by this Lease and showing that Landlord is named as additional insured on the commercial general liability policy and as additional insured/loss payee on the property insurance policy with respect to Landlord’s interest in improvements and alterations. If Tenant fails to procure the insurance required by this Lease, or to deliver such certificates, then Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

17.	Waiver of Subrogation. Whether the loss or damage occasioned to the Premises or the Building is due to the negligence of either Landlord or Tenant, their agents or employees, or any other cause, Landlord and Tenant do each herewith and hereby release and relieve the other from responsibility for, and waive their entire claim of recovery for (1) any loss or damage to the real or personal property of either party located anywhere in the Building and including the Building itself, arising out of or incident to the occurrence of any of the perils covered by the property insurance policy specified in Section 16(a) above, or (2) loss resulting from business interruption at the Premises or loss of rental income from the Building, arising out of or incident to the occurrence of any of the perils covered by the “Business Income and Extra Expense Endorsement” specified in Section 16(b)(1) above. To the extent that such risks under (1) and (2) are in fact covered by insurance, each party shall cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party.

18.	Accidents and Indemnity. Tenant shall defend and indemnify Landlord, and save it harmless from and against any and all liability, damages, costs, or expenses, including reasonable attorneys’ fees, arising from any act, omission, or negligence or willful misconduct of Tenant, or the officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors of Tenant in or about the Premises, or, arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property occurring in or about the Premises, provided that the foregoing provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the negligence or willful misconduct of Landlord, or of any officer, contractor, licensee, agent, servant, employee, guest, invitee or visitor of Landlord.

Landlord shall not be liable for any loss or damage to persons or property sustained by Tenant, or other persons, which may be caused by the Building or the Premises, or any appurtenances thereto, being out of repair or by the bursting or leakage or any water, gas, sewer, or steam pipe, or by theft, or by any act or neglect of any tenant or occupant of the Building, or of any other person, or by any other cause of whatsoever nature, unless caused by the negligence or willful misconduct of Landlord.

Landlord shall defend and indemnify Tenant, and save it harmless from and against any and all liability, damages, costs, or expenses, including reasonable attorneys’ fees, arising from any act, omission, or negligence or willful misconduct of Landlord, or the officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors of Landlord in or about the Building, or, arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property occurring in or about the Building, provided that the foregoing provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the negligence or willful misconduct of Tenant, or of any officer, contractor, licensee, agent, servant, employee, guest, invitee or visitor of Tenant.

19.	Assignment and Subletting.

(a)	Assignment, Mortgage or Encumbrance. Except as provided below, Tenant shall not voluntarily or by operation of law assign, mortgage or otherwise encumber all or any part of Tenant’s interest in this Lease or in the Premises without obtaining the prior written consent of Landlord in each instance, and any attempt to do so without first obtaining such consent shall be voidable at the option of Landlord. Landlord shall not, however, unreasonably withhold or delay such consent, but such consent shall require that such assignee, mortgagee or encumbrancer agree to be bound by all of the terms and conditions of this Lease.

(b)	Sublease. Except as provided below, Tenant shall not sublease the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and which consent shall require that such sublessee agree to be bound by all of the terms and conditions of this Lease applicable to the subleased space.

(c)	Requirements for Request for Assignment or Sublease; Standards for Consent. Except in connection with a Permitted Transfer under Section 19(e) below, in the event Tenant desires to assign this Lease or sublet the Premises or any part hereof, Tenant shall give Landlord written notice at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease, which notice shall specify: (i) the name, address and business of the proposed assignee or sublessee, (ii) the amount and location of the space affected, (iii) the proposed effective date and duration of the sublease or assignment, and (iv) current financial statements of the proposed assignee or sublessee. Each request for an assignment or subletting must be accompanied by a processing fee, equal to no less than Five Hundred Dollars ($500) plus reasonable legal fees in an amount not to exceed Seven Hundred Fifty Dollars ($750), in order to reimburse Landlord for reasonable expenses actually incurred in connection with such request.

In reviewing any request for an assignment of Tenant’s interest under this Lease or a sublease of the Premises or a portion thereof, Landlord may take into consideration the credit-worthiness of the proposed assignee or sublessee, the purpose for which the proposed assignee or sublessee will use the Premises, and whether the proposed assignee or sublessee is anticipated to require parking in excess of the parking allocated to Tenant under this Lease. Use and occupancy of the Premises or any portion thereof by an assignee or sublessee will be consistent with operation and maintenance of a first class office building and will not be in conflict with any other lease in the Building. Consent to one assignment, subleasing or other transfer shall not be deemed to constitute consent to any subsequent assignment, subleasing or other transfer of Tenant’s interest in this Lease. Except as otherwise expressly provided, no such assignment or sublease shall relieve Tenant of any liability under this Lease regardless of whether such liability arises by or through Tenant. Assignment or subletting shall not operate as a waiver of the necessity for a written consent to any subsequent assignment or sublease, and the terms of such consent shall be binding upon any person holding by, under or through Tenant.

(d)	Rent from Assignee or Sublessee. In the event of any sublease or assignment to which Landlord’s consent is requested and given, Landlord and Tenant shall share on an equal basis the rent paid by Tenant’s sublessee or assignee which is in excess of the rent due under this Lease, on a per rentable square foot basis, after deducting all of Tenant’s actual, reasonable out-of-pocket costs incurred in connection with such sublease or assignment, including attorneys’ fees, commissions, improvements and leasing concessions, which costs shall be amortized over the term of the sublease or assignment. Landlord may, at its election, collect rent directly from an assignee, and, in the event of a default under the terms of this Lease beyond any applicable notice and cure period by Tenant, from a sublessee.

(e)	Permitted Transfer. Notwithstanding anything to the contrary contained in this Section 19, an assignment or subletting of all or a portion of the Premises to an affiliate (“Affiliate”) of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant, or that becomes a parent, successor or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interests or assets) shall not require Landlord’s consent and shall be deemed a “Permitted Transfer,” provided that (i) Tenant notifies Landlord of any such assignment or sublease following the effective date thereof and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease to such Affiliate, (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (iii) such assignment or sublease does not cause Landlord to be in default under any existing lease at the Building.

(f)	Landlord’s Right to Recapture the Premises. With respect to any request for Landlord’s consent to an assignment or sublease, Landlord may, by written notice to Tenant, elect to terminate this Lease with respect to, and recapture from Tenant, that portion of the Premises specified in the request for assignment or sublease, as of the proposed effective date of the assignment or sublease. In such event, the area of the Premises, as defined in this Lease, shall be decreased by the portion of the Premises specified in such request, and the Monthly Base Rent, Tenant’s Pro Rata Share of the Building and all other amounts in this Lease based on the area of the Premises shall be reduced appropriately. Tenant shall have the right to rescind the Assignment/Sublease if Landlord elects to recapture. For the avoidance of doubt, nothing in this Section 19(f), or elsewhere in this agreement, shall prevent Tenant from assigning and/or subleasing all or a portion of the Premises, including (but not limited to) that portion of the Premises specified in the request for assignment or sublease, after any exercise by Tenant of its right to rescind the Assignment and/or Sublease as provided hereunder.

20.	Signs and Advertising. Tenant shall not inscribe any inscription or post, place, or in any manner display any sign, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Premises or the Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Premises without first obtaining Landlord’s written consent thereto, which consent shall not be unreasonably withheld or delayed.

Landlord shall, at its sole cost and expense, provide Tenant with Building standard signage at the following locations: main lobby, floor directory and suite entrance. Landlord shall allow Tenant to install one (1) sign on the Northeast or Northwest corner of the Building subject to (a) Landlord’s reasonable approval, and (b) compliance with the signage requirements of the City of Seattle/Fremont as applicable to the Building.

21.	Liens. Tenant shall keep the Premises and the Building free from any lien or claim of lien arising out of any work performed upon or materials furnished to the Premises by or on behalf of Tenant. Tenant hereby agrees to indemnify and hold Landlord harmless from any loss, cost, or liability resulting from any such lien or claim of lien. In the event any lien or claim of lien is filed against the Building, the Land or the Premises by any person claiming by, through or under Tenant, Tenant shall, upon the request of Landlord, immediately post in favor of Landlord, at Tenant’s expense, a bond in form and amount satisfactory to Landlord and issued by a surety satisfactory to Landlord, indemnifying Landlord against all liability, costs, and expenses, including attorneys’ and collection agency fees, which Landlord may incur as a result of the lien. Provided that such bond has been furnished to Landlord, Tenant, at its sole cost and expense and after written notice to Landlord, may contest, by appropriate proceedings conducted in good faith and with due diligence, any lien, encumbrance, or charge against the Premises arising from work done or materials provided to the Premises for or on behalf of Tenant, provided such proceedings suspend the collection thereof and Landlord determines that neither the Premises, the Building nor any part thereof or interest therein is or will be in any danger of being sold, forfeited or lost.

22.	Events of Default. Each of the following events shall be deemed to be an “Event of Default” by Tenant under this Lease:

(a)	Tenant fails to pay any installment of the rent payable by Tenant to Landlord hereunder when due, or any other payment or reimbursement to Landlord required hereunder when due (including any applicable grace period), and such failure continues for a period of five (5) days after written notice thereof from Landlord.

(b)	Tenant becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors.

(c)	Tenant files a petition in bankruptcy, or Tenant is adjudged bankrupt or insolvent in proceedings filed against Tenant and such petition is not discharged within sixty (60) days.

(d)	A receiver or trustee is appointed for all or substantially all of the assets of Tenant and possession is not restored to Tenant within sixty (60) days.

(e)	Tenant abandons, deserts or vacates any substantial portion of the Premises for more than thirty (30) days while tenant is in default under this Lease, except where such abandonment or vacation is due to a constructive eviction by Landlord.

(f)	Tenant fails to comply with any term, provision or covenant of this Lease (other than the foregoing in this Section 22), and does not cure such failure within thirty (30) days after written notice thereof to Tenant from Landlord or commence to cure if such failure cannot be cured within thirty (30) days.

23.	Remedies. Upon the occurrence of an Event of Default described in Section 22 above, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever.

(a)	Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by any lawful means without being liable for prosecution or any claim of damages therefore, and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise.

(b)	Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by any lawful means without being liable for prosecution or any claim for damages therefore, and relet the Premises for such terms ending before, on or after the Expiration Date, at such rentals and upon such other conditions (including concessions and prior occupancy periods) as Landlord in its sole discretion may determine, and receive the rent therefore; and Tenant agrees to pay to the Landlord on demand any deficiency that may arise by reason of such reletting. Landlord shall use reasonable efforts to mitigate its damages, as required by applicable law. If Landlord is successful in reletting the Premises at rent that is in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rent, and Tenant does hereby specifically waive any claim to such excess rent.

(c)	Enter upon the Premises, by any lawful means without being liable for prosecution or any claim for damages therefore, and do whatever Tenant is obligated to do under the terms of this Lease to cure a non-monetary default of Tenant; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may reasonably incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, except to the extent caused by the gross negligence or willful misconduct of Landlord.

(d)	Whether or not Landlord retakes possession of or relets the Premises, Landlord shall have the right to recover unpaid rent and all damages caused by Tenant’s default, including attorneys’ fees. Damages shall include, without limitation: all rentals lost, all reasonable legal expenses and other related costs incurred by Landlord following Tenant’s default, all reasonable costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting, all costs (including without limitation any brokerage commissions) incurred by Landlord, plus interest thereon from the date of expenditure (in the case of a reimbursement owing by Tenant to Landlord hereunder), or from the date the failure of Tenant to make such payment to Landlord became a default under Section 22(a) above (in the case of any installment of rent or other payment owing by Tenant to Landlord hereunder other than a reimbursement) until fully repaid at the rate of twelve percent (12%) per annum.

(e)	Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, such remedies being cumulative and non-exclusive, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. No act or thing done by the Landlord or its agents during the Lease Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rent or other payments due hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default.

24.	Removal of Property. If Tenant fails to remove any of its property of any nature whatsoever from the Premises or the Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant fails to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord, may at its option, sell, or permit to be sold, any or all of such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion deems proper, without notice to Tenant, and shall apply the proceeds of such sale, first to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due Landlord from Tenant under any of the terms of this Lease, and fourth, the balance, if any, to Tenant.

25.	Surrender of Possession. Upon termination of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender Premises to Landlord.

26.	Holdover. If Tenant shall, without the written consent of Landlord, hold over after the expiration of the Lease Term, such tenancy shall be for an indefinite period of time on a month-to-month tenancy, which tenancy may be terminated with thirty (30) days written notice by either party. During such tenancy the Tenant agrees to pay to Landlord an amount equal to 150% of the Monthly Base Rent most recently payable plus all Additional Rent applicable to the holdover period, and to be bound by all terms, covenants and conditions as herein specified, so far as applicable.

27.	Subordination to Mortgage. Tenant agrees that this Lease shall be subordinate to any mortgage that may hereafter be placed by Landlord upon the Land and Building and all renewals, replacements and extensions thereof; provided that the mortgagee named therein shall agree to recognize the Lease of Tenant in the event of foreclosure if Tenant is not then in default hereunder. If any mortgagee of the Land and Building wishes to have this Lease a prior lien to its mortgage, then and in such event, upon such mortgagee notifying Tenant to that effect, this Lease shall be deemed prior to the lien of such mortgage. Within ten (10) business days of presentation, Tenant shall execute any documents which any such mortgagee may reasonably require to effectuate the provisions of this Section 27 and shall execute an estoppel certificate and subordination, nondisturbance and attornment agreement in substantially the forms attached as Exhibit D and Exhibit E, respectively, to this Lease, as requested by Landlord from time to time.

28.	Condemnation. If the whole of the Premises, or if such portion of the facilities in the Building as may be required for the reasonable use of the Premises, are taken by virtue of any condemnation or eminent domain proceeding, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, whichever is earlier. Current rent shall be apportioned as of the date of such termination. In case of a taking of a part of the Premises or a portion of the facilities in the Building not required for the reasonable use of the Premises, this Lease shall continue in full force and effect and the rent payable shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such rent reduction to be effective on the date of such partial taking. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising or to the same or any part thereof, provided, however, that nothing herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the value of Tenant’s leasehold interest, for the interruption of or damage to Tenant’s business, for Tenant’s moving expenses or for the value of Tenant’s property, if any, located in the Premises.

29.	Tax On Rents. The Monthly Base Rent stated in Section 1(h) is exclusive of any sales, business and occupation, or any other taxes based upon or measured by rents payable to Landlord hereunder. If, during the Lease Term, any such taxes become payable by Landlord to any governmental authority, the rent hereunder shall be deemed increased to net Landlord the same rental after payment by Landlord of any such tax as would have been payable to Landlord prior to the imposition of any such tax. The foregoing does not apply to income, inheritance, gift or succession taxes payable by Landlord.

30.	Notices. All notices under this Lease shall be in writing and delivered in person, sent by certified mail, return receipt requested or sent by reputable overnight courier service, to Landlord or Tenant at the addresses set forth in Section 1(l) above, or such addresses as may hereafter be designated by either party to the other in writing. Notices given in the manner specified shall be deemed given on the date of personal delivery (or the refusal thereof), one (1) business day following deposit with a reputable overnight courier service with directions for delivery next business morning, or three (3) days following deposit in the U.S. Mail, postage prepaid.

31.	Costs and Attorneys’ Fees. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of any sums due under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or eviction of Tenant during said term or after the expiration thereof, the substantially prevailing party shall be entitled to reasonable attorneys’ fees and all costs incurred in connection therewith, including, without limitation, the fees of accountants, appraisers and other professionals, whether at trial, on appeal or without resort to suit.

32.	Hazardous Materials. Tenant shall not use, generate, treat, store or dispose of Hazardous Material on the Premises or Common Areas of the Building or the Land except in accordance with all laws, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Premises or Common Area. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material in the Premises or Common Area caused or permitted by Tenant results in contamination of the Premises or Common Area, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including without limitation diminution in value of the Premises or Common Area, damages for the loss or restriction on the use of rentable or usable space or of any adverse impact on marketing of space on the Premises or Common Area, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial removal or restoration work required by any federal, state or local governmental agency, political subdivision, lender or buyer because of Hazardous Material present in the soil or groundwater in or under the Premises or Common Area, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or Common Area, damages arising from any adverse impact on marketing of space in the building, and sums paid in settlement of claims, attorneys’ fees, consultant fees, laboratory fees and expert fees related thereto. Without limiting the foregoing, if the presence of any Hazardous Material in the Premises or Common Area caused or permitted by Tenant results in any contamination of the Premises or Common Area, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises or Common Area to the condition required by applicable law; provided, however, Landlord’s approval of such action shall first be obtained, which approval shall not be unreasonably withheld.

Except as otherwise provided in this Section 32, Landlord shall be responsible, at its sole cost and not as an Operating Expense, for removing any Hazardous Materials in the Premises, the Building or the Land. Landlord shall indemnify, defend and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including without limitation damages for the loss or restriction on the use of rentable or usable space or of any adverse impact on marketing of space on the Premises, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination, other than those caused by Tenant as noted above, which indemnification obligation shall survive the expiration or termination of this Lease.

Landlord represents and warrants that there is no Hazardous Material in the Building or on the Land as of the date of this Lease. Landlord hereby indemnifies Tenant for any and all liability, loss or damage to person or property Tenant may suffer as a result of the presence of any Hazardous Materials in the Building or on the Land except where caused by Tenant’s breach of its obligations under the first paragraph of this Section 32. Landlord hereby warrants no asbestos-containing materials (“ACM”) exist in the Building or the Land. Landlord hereby indemnifies, and holds Tenant harmless, from any and all liability, loss, damage or cost associated with the presence or removal of ACM in the Building or the Land. Any costs associated with the removal of ACM shall be considered a capital expense paid for by the Landlord and shall not be included as an Operating Expense. This Section 32 supersedes any other provision in this Lease regarding the condition of the Premises as of the Commencement Date.

Each party will deliver to the other copies of any documents received from, or sent to, the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning the Premises, the Building and/or the Land.

As used herein, the term “Hazardous Material” means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law (as defined below in this Section 32), as currently in effect or as hereafter amended or enacted, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials. “Environmental Law(s)” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101, et seq., the Clean Water Act, 33 U.S.C. Sections 1251, et seq., and the Washington Model Toxics Control Act, Revised Code of Washington Chapter 70.105D, as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, clean-up, transportation or release or threatened release into the environment of Hazardous Material. Notwithstanding the foregoing, Hazardous Material shall not include (A) supplies for cleaning and maintenance in commercially reasonable amounts required for use in the ordinary course of business, and (B) standard office supplies in commercially reasonable amounts, in compliance with Environmental Laws.

33.	Americans With Disabilities Act (ADA) Compliance. Landlord and Tenant acknowledge that, in accordance with the provisions of the Americans With Disabilities Act (the “ADA”), responsibility for compliance with the terms and conditions of Title III of the ADA shall be allocated as between Landlord and Tenant as set forth herein. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that the responsibility for compliance with the ADA (including, without limitation, the removal of architectural and communications barriers and the provision of auxiliary aids and services to the extent required) following the Commencement Date shall be allocated as follows: (a) Tenant shall, at its sole cost and expense, be responsible for compliance with the provisions of Title III of the ADA for any alterations, additions, improvements (other than the Tenant Improvements) and repairs made within the Premises at Tenant’s request, whether by Landlord or Tenant and whether at Landlord’s or Tenant’s expense; and (b) Landlord shall, at Landlord’s sole cost and expense, be responsible for compliance with the provisions of Title III of the ADA for (1) any alterations, additions, improvements (including without limitations the Tenant Improvements) and repairs made within the Premises prior to the Commencement Date, (2) all areas of the Building which are exterior to the Premises (unless such renovations and alterations are required due to Tenant’s particular use of such areas), and (3) all of the remaining portions of the Land. Landlord agrees to indemnify and hold Tenant harmless from and against any claims, damages, costs and liabilities arising out of Landlord’s failure, or alleged failure, as the case may be, to comply with its obligations under this Section 33, which indemnification obligation shall survive the expiration or termination of this Lease. Tenant agrees to indemnify and hold Landlord harmless from and against any claims, damages, costs and liabilities arising out of Tenant’s failure, or alleged failure, as the case may be, to comply with its obligations under this Section 33, which indemnification obligation shall survive the expiration or termination of this Lease.

Landlord and Tenant each agree that the allocation of responsibility for ADA compliance shall not require Landlord or Tenant to supervise, monitor or otherwise review the compliance activities of the other with respect to its assumed responsibilities for ADA compliance as set forth in this Section 33.

34.	Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

35.	General Provisions.

(a)	Section Heading. The titles to sections of this Lease are for convenience only and shall have no effect upon the construction or interpretation of any part thereof.

(b)	Governing Law. This Lease shall be construed and governed by the laws of the State of Washington.

(c)	Landlord’s Consent. Whenever Landlord’s consent is required under the terms hereof, such consent shall not be unreasonably withheld, conditioned or delayed.

(d)	Successors. All of the covenants, agreements, terms and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

(e)	Authority. Each party hereto represents and warrants to the other that such party has all power and authority to enter into this Lease and perform the obligations of such party hereunder, and that the person executing this Lease on behalf of such party is authorized to do so.

(f)	Entire Agreement. This Lease contains all covenants and agreements between Landlord and Tenant relating in any manner to the rent, use and occupancy of the Premises and Tenant’s use of the Building and other matters set forth in this Lease. No prior agreements or understanding pertaining to the same shall be valid or of any force or effect and the covenants and agreements of this Lease shall not be altered, modified, or added to except in writing signed by Landlord and Tenant.

(g)	Invalidity of Provisions. The invalidity of all or any part of any section of this Lease will not render invalid the remainder of this Lease or the remainder of such section. If any provision of this Lease is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

(h)	Brokers. Tenant represents and warrants to Landlord that Tenant has had no dealings with any broker, finder, or similar person who is or might be entitled to a commission or other fee in connection with the execution of this Lease, except for its broker, Washington Partners, Inc. (“Tenant’s Broker”) and Landlord’s broker, the Broderick Group (“Landlord’s Broker”). Landlord shall pay the commissions due to Tenant’s Broker and Landlord’s Broker pursuant to a separate written agreements. Landlord and Tenant shall each indemnify, defend and hold the other harmless from and against any and all claims and damages and for any and all costs and expenses (including reasonable attorneys’ fees and costs) resulting from claims that may be asserted against the other party by any broker, agent or finder not disclosed herein.

(i)	Time of Essence. Time is of the essence of this Lease.

(j)	Real Estate Commission. Landlord and Tenant each represent and warrant to the other that they have had no dealings with any real estate broker, agent or finder in connection with the negotiation or execution of this Lease other than Washington Partners, Inc. (“Procuring Broker”) who has represented Tenant and Broderick Group, Inc. who represents Landlord (“Listing Broker”). Landlord agrees to pay Procuring Broker a real estate commission equal to Six Dollars and no/100 ($6.00) per rentable square foot based upon the entire Premises which equals 31,751 rentable square feet (the “Procuring Broker Commission”). Landlord agrees to pay Listing Broker a real estate commission equal to Two Dollars and 50/100 ($2.50) per rentable square foot (the “Listing Broker Commission”). One-half (50%) of the Commission shall be due upon the execution and delivery of this Lease by both parties and the remaining one-half (50%) shall be due on the Commencement Date. In the event Brokers do not receive payment of the first one-half (50%) of the Commission by the date that Landlord delivers the Premises to Tenant, Tenant shall have the right to pay the first one-half (50%) to Brokers on behalf of Landlord out of consideration that Tenant is obligated to pay Landlord pursuant to Paragraph 1(h). If Brokers do not receive the payment of the remaining one-half (50%)

of the commission on or prior to the Commencement Date, Tenant shall have the right to pay the remaining one-half (50%) of the Commission to both Brokers on behalf of Landlord and receive a credit for such payment made to Brokers against immediate future rents owed by Tenant under the Lease. Except for Brokers’ claim to the Commission in relation to this Lease which has been addressed in this Paragraph 33, 3(h), each party hereto shall indemnify and hold harmless the other party from any claims, including reasonable attorneys’ fees, by a Broker’s agent or finder for any leasing commission attributable to the Lease which may be claimed as a result of the actions of the indemnifying party.

(k)	Counterparts. This Lease may be executed in multiple counterparts, and by each party on separate counterparts, each of which shall be deemed to be an original but all of which shall together constitute one agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

MICHAEL R. MASTRO, a married man as his separate estate

/s/ Michael R.Mastro
Michael R. Mastro

TENANT:

TABLEAU SOFTWARE, INC., a Delaware corporation

By:	/s/ Thomas E. Walker, Jr.

Its:	CFO

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 26 day of February 2009, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MICHAEL R. MASTRO, to me known, and acknowledged to me that he signed and sealed the foregoing instrument as his free and voluntary act and deed, for the uses and purposes therein mentioned.

/s/ Donna J. Reid
(Signature)
NOTARY PUBLIC in and for the State of Washington, residing at Auburn My commission expires 12/17/10

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that Thomas E. Walker, Jr. is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the CFO of Tableau Software, Inc, a Delaware Corporation, to be free and voluntary act of such party for the uses and purposes mentioned in the instrument.

/s/ Tiffany Dawn Ash
(Signature)
NOTARY PUBLIC in and for the State of Washington, residing at My commission expires: November 01, 2011

EXHIBIT A

TO

LEASE AGREEMENT

Floor Plan of Premises

Finish Plan - IN DESIGN

Finish Specifications

JPC ARCHITECTS

tableau
SOFTWARE

Lake View Building

Finish Plan and Finish Schedule

I-6.4

EXHIBIT B

TO

LEASE AGREEMENT

Rules and Regulations

1.	No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2.	If Landlord objects in writing to any curtains, blinds, shadow, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows, which may appear unsightly from outside the Premises.

3.	Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building. The halls, passages, exits, entrances, shopping malls, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course or its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building except in accordance with the provisions of a Communications Site Lease between Landlord and Tenant.

4.	The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names there from.

5.	All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. People providing janitorial services shall be licensed and bonded. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to Tenant’s property by the janitor or any other employee or any other person.

6.	Landlord will furnish Tenant, free of charge, as many office keys as requested by Tenant. Landlord will furnish Tenant as many card keys as requested by Tenant. For each card key Tenant will deposit to Landlord $25.00 which will be refunded when the card key is returned to Landlord. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of the Premises. If Tenant installs a separate security system, Tenant shall provide Landlord with card keys or passwords for emergency access. Tenant, upon the termination of its tenancy, shall deliver to Landlord the card keys and office keys of all doors, which have been furnished to Tenant. Landlord shall retain the deposit for each card key not returned.

7.	If Tenant requires telegraphic, telephonic, security system or similar services, it shall first obtain, and comply with, Landlord’s instructions for their installation.

8.	Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot for which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

9.	Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

10.	Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

11.	Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls.

12.	Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

13.	Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

14.	Tenant shall close and lock the doors of its Premises and entirely shutoff all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

15.	The Building is a no-smoking building. Tenant, its employees, agents, guests, invitees, and licensees are prohibited at all times from smoking within the Building, the Premises, the Common Area or the Land, except in designated smoking areas outside the Building and the Premises, which shall be identified by Landlord from time to time.

16.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

17.	Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in Tenant’s Lease.

18.	Tenant shall not install any radio or television antenna, telecom equipment, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

19.	Tenant shall not mark, drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule, except that Tenant shall be permitted to use nails, screws, or other hardware necessary to hang artwork, display boards and other standard office fixtures.

20.	Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and each tenant shall cooperate to prevent the same.

21.	Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the rules and regulations of the Building.

22.	Tenant shall store all trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material, which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord. Disposal of any large debris will be at Tenant’s expense.

23.	The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper or immoral or objectionable purpose.

24.	Microwave cooking is permitted on the Premises, as is use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that such equipment is used in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations. Tenant is not allowed to use space heaters in the Premises. All appliance outlets shall be equipped and operated by mechanical timers.

25.	Tenant shall not use in any space or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

26.	Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

27.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

28.	Tenant shall take reasonable measures to protect its Premises from theft, robbery, and pilferage, which includes keeping doors locked and other means of entry into the Premises closed.

29.	The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

30.	Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks.

31.	Landlord may waive any one or more of these rules and regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such rules and regulations in favor of Tenant of any other tenant, nor prevent Landlord from thereafter reasonably enforcing any such rules and regulations against any or all of the tenants of the Building.

32.	These rules and regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

33.	Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such rules and regulations hereinabove stated and any additional rules and regulations that are adopted.

34.	Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT C

TO

LEASE AGREEMENT

Parking Garage Rules

1.	Garage hours shall be 6 A.M. to 8 P.M. or such other hours as Landlord or the Garage operator shall determine from time to time.

2.	Landlord at Landlord’s sole expense shall install card key readers at the entrance to the parking garage. Landlord shall provide access cards to Tenant’s employees who have purchased monthly parking. Monthly parkers shall be provided 24 hour access.

3.	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

4.	All directional signs and arrows must be observed.

5.	The speed limit is 5 miles per hour.

6.	Spaces reserved for handicapped parking must be used only by vehicles properly designated.

7.	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	areas not striped for parking;

1.	aisles;

2.	where “no parking” signs are posted;

3.	ramps; and

(b)	loading zones.

8.	Parking stickers, key-cards or any other devices or forms of identification or entry supplied by Landlord or its Garage operator shall remain the property of Landlord or the Garage operator, as applicable. Such devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

9.	Monthly fees are payable in advance prior to the first day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. Tenant or Tenant’s designees will make no deductions or allowances from the monthly rate for days on which the Garage is not used.

10.	Garage operators or attendants are not authorized to make or allow any exceptions to these Rules.

11.	Every parker is required to park and lock his or her own car.

12.	Loss or theft of parking identification, key-cards or other such devices must be reported to the Garage operator immediately. Any parking devices reported lost or stolen that are found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to the office of the Garage immediately.

C - 1

13.	Washing, waxing, cleaning or servicing of any vehicle by Tenant or Tenant’s Designees is prohibited. Parking spaces may be used only for parking automobiles or motorcycles.

C - 2

EXHIBIT D

TO

LEASE AGREEMENT

Form of Estoppel Certificate

Premises: Suite 400, Lake View at Fremont Building, 737 North 34th Street, Seattle, Washington 98103

Lease dated                      between MICHAEL R. MASTRO, as Landlord, and *, as Tenant.

The undersigned, the Tenant under the above Lease (the “Lease”), hereby certifies to                                          , a                     , the purchaser or proposed purchaser of the property commonly known as Lake View at Fremont Building (the “Building”), which includes the premises (the “Premises”) leased under the above-described Lease, as follows:

1.	that the Lease is presently in full force and effect and unmodified except as indicated at the end of this certificate;

2.	that the term of the Lease has commenced and full rental is now accruing thereunder;

3.	that the undersigned has accepted, and is currently in possession of, the Premises and that any improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of the undersigned;

4.	that, to the actual knowledge of the undersigned, no default (and no event which with the passage of time could become a default) has occurred under the Lease;

5.	that no rent under the Lease has been paid more than thirty (30) days in advance of its due date; and

6.	that the undersigned, to its actual knowledge as of this date, has no charge, lien or claim of offset under the Lease or otherwise, against rents or other charges due or to become due thereunder, except as to the security deposits, if any, listed below:

Tenant Security Deposits held by Landlord	$

Current Monthly Rental Payment	$

Lease Expiration Date

Tenant’s Options to Renew

Dated:                     , 200

TENANT:

By:
Its:

D - 1

EXHIBIT E

TO

LEASE AGREEMENT

Form of Subordination, Nondisturbance and Attornment Agreement

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

SUBORDINATION, ATTORNMENT, NOTICE

AND NON-DISTURBANCE AGREEMENT

Grantor:

Grantee:

Legal Description:

Abbreviated:

Full:

Assessor’s Property Tax

Parcel Account Numbers:

THIS AGREEMENT is made and entered into as of the              day of                     ,             , by and among (i)                     , a                      (“Tenant”), whose principal address is                     ; (ii)                     , a                      (“Lender”), whose principal address is                     ; and (iii) MICHAEL R. MASTRO, a married man as his separate estate (“Borrower”), whose principal address is 510 Rainier Avenue South, Seattle, Washington 98144.

RECITALS:

A. Lender has agreed to make a mortgage loan (the “Loan”) to Borrower in the amount of                      Dollars ($                    ) to be secured by a mortgage or deed of trust (the “Mortgage”) on the real property legally described in Exhibit A attached hereto (the “Property”);

B. Tenant is the present lessee under a lease-dated                         , made by Borrower as landlord (“Landlord”), demising a portion of the Premises and other property (said lease and all amendments thereto being referred to as the “Lease”);

C. The Loan terms require that Tenant subordinate the Lease and its interest in the Premises in all respects to the lien of the Mortgage and that Tenant attorn to Lender; and

D. In return, Lender is agreeable to not disturbing Tenant’s possession of the portion of the Property covered by the Lease (the “Premises”), so long as Tenant is not in default under the Lease beyond any applicable notice and cure period.

NOW, THEREFORE, in consideration for the mutual covenants contained herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENTS:

1.	Subordination. The Lease, and the rights of Tenant in, to and under the Lease and the Premises, are hereby subjected and subordinated to the lien of the Mortgage and to any modification, reinstatement, extension, supplement, consolidation or replacement thereof as well as any advances or re-advances with interest thereon and to the lien of any mortgages or deeds of trust on the Property which may hereafter be held by Lender.

2.	Tenant Not to Be Disturbed. In the event it should become necessary to foreclose the Mortgage or Lender should otherwise come into possession of title to the Property, Lender will not join Tenant in summary or foreclosure proceedings unless required by law in order to obtain jurisdiction, but in such event no judgment foreclosing the Lease will be sought, and Lender will not disturb the use and occupancy of Tenant under the Lease so long as Tenant is not in default under any of the terms, covenants or conditions of the Lease beyond any applicable notice and cure period.

3.	Tenant to Attorn to Lender. Tenant agrees that in the event any proceedings are brought for foreclosure of the Mortgage, it will attorn to the purchaser as the landlord under the Lease. The purchaser by virtue of such foreclosure shall be deemed to have assumed and agreed to be bound, as substitute landlord, by the terms and conditions of the Lease until the resale or other disposition of its interest by such purchaser, except that such assumption shall not be deemed of itself an acknowledgment by such purchaser of the validity of any then existing claims of Tenant against any prior landlord (including Landlord). All rights and obligations under the Lease shall continue as though such foreclosure proceedings had not been brought, except as aforesaid. Tenant agrees to execute and deliver to any such purchaser such further assurance and other documents, including a new lease upon the same terms and conditions of the Lease, confirming the foregoing as such purchaser may reasonably request. Tenant waives the provisions (i) contained in the Lease or any other agreement relating thereto, and (ii) of any statute or rule of law now or hereafter in effect, which may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant thereunder by reason of any foreclosure proceeding.

4.	Limitations. Notwithstanding the foregoing, neither Lender nor such other purchaser shall in any event be:

(a)	liable for any act or omission of any prior landlord (including Landlord) unless such nonperformance constitutes a default under the Lease and continues during the period of the Lender’s or such other purchaser’s ownership of the Property;

(b)	obligated to cure any defaults of any prior landlord (including Landlord) which occurred prior to the time that Lender or such other purchaser succeeded to the interest of such prior landlord under the Lease unless such default continues during the period of the Lender’s or such other purchaser’s ownership of the Property;

(c)	subject to any offsets or defenses which Tenant may be entitled to assert against any prior landlord (including Landlord);

(d)	bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one month in advance;

(e)	bound by any amendment or modification of the Lease made without the written consent of Lender or, if made following the foreclosure of the Property, such other purchaser, such consent not to be unreasonably withheld;

(f)	liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord (including Landlord), whether or not still held by such prior landlord, unless and until Lender or such other purchaser has actually received for its own account as landlord the full amount of such security deposit; or

(g)	bound by any provision in the Lease which obligates Landlord to erect or complete any building or to perform any construction work or to make any improvements to the Premises or to expand or rehabilitate any existing improvements or to restore any improvements following any casualty or taking or to make a future capital contribution to Tenant.

5.	Acknowledgment of Assignment of Lease and Rent. Tenant acknowledges that it has notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to Lender as security for the Loan secured by the Mortgage. In the event that Lender notifies Tenant of a default under the Mortgage and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant agrees that it will honor such demand and pay its rent and all other sums due under the Lease directly to Lender or as otherwise required pursuant to such notice and Borrower hereby expressly authorizes Tenant to make such payments to Lender upon receipt of such notice and agrees to indemnify and hold Tenant harmless from and against any and all loss, claim, damage or liability arising out of Tenant’s compliance with such notice. Tenant shall be entitled to full credit under the Lease for any rents or other sums paid to Lender in accordance with the terms of this Paragraph 5 to the same extent as if such rents or other sums were paid directly to Borrower.

6.	Limited Liability. Tenant acknowledges that in all events, the liability of Lender and any purchaser shall be limited and restricted to the value of the Property and shall in no event exceed such amount.

7.	Lender’s Right to Notice of Default and Option to Cure. Tenant will give written notice to Lender of any default by Landlord under the Lease by mailing a copy of the same by certified mail, postage prepaid, addressed as follows (or to such other address as may be specified from time to time by Lender to Tenant):

To Lender:
Attn.:
with copies to:
Attn.:

Upon such notice, Lender shall be permitted and shall have the option, in its sole and absolute discretion, to cure any such default during the period of time during which the Landlord would be permitted to cure such default under the Lease.

8.	Successors and Assigns. The provisions of this Agreement are binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereof.

IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.

TENANT:

a	’

By:
Name:
Title:

LENDER:

a	’

By:
Name:
Title:

The terms of the above Agreement are hereby consented, agreed to and acknowledged.

BORROWER:

MICHAEL R. MASTRO,
a married man as his separate estate

Michael R. Mastro

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that                      is the person who appeared before me, and said person acknowledged that              signed this instrument, and on oath stated that              was authorized to execute the instrument and acknowledged it as the                      of                     , a                     , to be free and voluntary act of such party for the uses and purposes mentioned in the instrument.

DATED:

(Signature) NOTARY PUBLIC in and for the State of Washington, residing at My commission expires

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that                          is the person who appeared before me, and said person acknowledged that              signed this instrument, and on oath stated that              was authorized to execute the instrument and acknowledged it as the                      of                     , a                     , to be free and voluntary act of such party for the uses and purposes mentioned in the instrument.

DATED:

(Signature) NOTARY PUBLIC in and for the State of Washington, residing at My commission expires

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this          day of *, 2008, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MICHAEL R. MASTRO, to me known, and acknowledged to me that he signed and sealed the foregoing instrument as his free and voluntary act and deed, for the uses and purposes therein mentioned.

(Signature)
NOTARY PUBLIC in and for the State of
Washington, residing at
My commission expires

EXHIBIT F

TO

LEASE AGREEMENT

Legal Description

Those portions of Block 84, Denny and Hoyt’s Supplemental Plat to the City of Seattle, according to the plat thereof recorded in Volume 3 of Plats, page 3, in King County, Washington, and of the Burlington Northern, Inc., right-of-way for its former Sumas Branch in Section 18, Township 25 North, Range 4 East, W.M., in King County, Washington, and of Lot 1, Block 98, Lake Union Shorelands, as shown on the Official Maps on file in the Office of the Commissioner of Public Lands at Olympia, Washington, said portions being described as a whole as follows:

Commencing at the intersection of the northerly prolongation of the east line of the west 7.00 feet of said Block 84 and the northerly margin of said Burlington Northern right-of-way; thence south 77’28’32” east 194.84 feet along said northerly margin to the TRUE POINT OF BEGINNING;

thence south 06’16’09” west 117.67 feet;

thence south 77’28’32” east 69.78 feet;

thence south 12’31’28” west 31.25 feet;

thence south 77’28’32” east 70.75 feet;

thence south 12’31’28” west 24.72 feet;

thence south 77’28’32” east 50.92 feet;

thence south 12’31’28” west 121.78 feet;

thence south 77’28’32” east 50.86 feet;

thence south- 99.03 feet to the west line of the east 50.71 feet of said Lot 1 and the west margin of Aurora Avenue North;

thence north 00’18’53” east 197.69 feet along said west line and margin and its northerly prolongation to the southerly margin of said Burlington Northern right-of-way;

thence south 77’29’04” east 194.04 feet along said southerly margin to the northerly prolongation of the east margin of said Aurora Avenue North;

thence north 00’18’53” east 81.85 feet along said northerly prolongation of said east margin to said northerly margin;

thence north 77’28’32” west 486.72 feet along said northerly margin to the TRUE POINT OF BEGINNING;

(ALSO KNOWN AS Lot C, City of Seattle Lot Boundary Adjustment, Master Use Permit Application No. 9700157, recorded under Recording Number 9706050452).

F - 1

EXHIBIT G

TO

LEASE AGREEMENT

Tenant Work Letter

THIS TENANT WORK LETTER (“Workletter”) constitutes part of the Lease Agreement dated as of                 , 2009 (the “Lease”) between MICHAEL R. MASTRO, a married man as his separate estate (“Landlord”), and TABLEAU SOFTWARE, INC., a Delaware corporation (“Tenant”). The terms of this Workletter are incorporated in the Lease for all purposes. All capitalized terms used, but not defined, herein shall have the meaning given them in the Lease.

1. Defined Terms. As used in this Workletter, the following capitalized terms have the following meanings:

(a) Approved Space Plan: Shall have the meaning as set forth in Paragraph 2(a)(i) below.

(b) Architect: JPC Architects, or any other architect selected by Landlord in its reasonable discretion, with respect to any Tenant Improvements which Landlord is to cause to be constructed pursuant to this Workletter.

(c) Tenant Change Request: Shall have the meaning as set forth in Paragraph 2(c)(ii) below.

(d) Landlord’s Final Working Drawings: Shall have the meaning as set forth in Paragraph 2(a)(ii) below.

(e) General Contractor: Any general contractor reasonably selected by Landlord with respect to Landlord’s TI Work (as defined in Paragraph 1(f) below). Tenant shall have no right to direct or control such General Contractor.

(f) Landlord’s TI Work: Any Tenant Improvements which Landlord is to construct or install pursuant to this Workletter or by mutual agreement of Landlord and Tenant from time to time.

(g) Project Manager.             , or any other project manager designated by Landlord in its reasonable discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements.

(h) Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Tenant Improvements as constructed to conform to the Approved Space Plan in all material respects and that do not materially interfere with Tenant’s use or occupancy of the Building and the Premises. Punch List Work shall not include any damage caused to the Premises in connection with Tenant’s early access to the Premises during the Fixturization Period pursuant to Section 1(d) of the Lease.

(i) Space Plan: Shall have the meaning as set forth in Paragraph 2(a)(i) below.

(j) Substantial Completion Certificate: Shall have the meaning as set forth in Paragraph 3(a) below.

(k) Tenant Delay: Any of the following types of delay in the completion of construction of Landlord’s TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord’s TI Work to be delayed):

(i) Any delay resulting from Tenant’s failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord’s Project Manager in connection with the design or construction of Landlord’s TI Work, or from Tenant’s failure to approve in a timely manner any matters requiring approval by Tenant;

(ii) Any delay resulting from Tenant Change Requests (as defined in Paragraph 2(c)(ii) below) initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request; or

(iii) Any delay caused by Tenant (or Tenant’s contractors, agents or employees) materially interfering with the performance of Landlord’s TI Work, provided that Landlord shall have given Tenant prompt notice of such material interference.

Notwithstanding the foregoing, Tenant shall have three (3) business days to cure such delay following written notice thereof from Landlord before any such delay shall constitute a Tenant Delay.

(l) Tenant Improvements: The improvements to or within the Building shown on the Approved Space Plan from time to time and to be constructed by Landlord pursuant to the Lease and this Workletter. The term “Tenant Improvements” does not include the improvements existing in the Building and Premises at the date of execution of the Lease.

(m) Unavoidable Delays: Delays due to acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable.

2. Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.

(a) Approved Space Plan and Working Drawings for Landlord’s TI Work.

(i) Promptly following the execution of the Lease, Tenant shall deliver to Landlord a space plan showing the location of all partitions and doors and the layout of the Premises (the “Space Plan”). Landlord shall, within ten (10) days after the receipt of the Space Plan, provide Tenant written notice of Landlord’s approval or disapproval of the same, which approval shall not to be unreasonably withheld, conditioned or delayed. If Landlord disapproves of the Space Plan, Landlord, in its notice to Tenant, shall set forth in writing with particularity any changes necessary to bring the proposed Space Plan into a form which will be reasonably acceptable to Landlord and Tenant shall cause the changes reasonably requested by Landlord to be made to the proposed Space Plan within ten (10) days after receipt of Landlord’s notice. The Space Plan shall be deemed approved by Landlord if Landlord fails to respond to Tenant within ten (10) days after Landlord’s receipt thereof. This procedure shall be repeated until Landlord ultimately approves, or is deemed to have approved, the Space Plan. As approved, the Space Plan shall be deemed the “Approved Space Plan.”

(ii) Landlord shall, within fifteen (15) days following Landlord’s approval (or deemed approval) of the Space Plan, prepare or cause to be prepared (assuming timely delivery by Tenant of all information and decisions reasonably required to be furnished or made by Tenant in order to permit preparation of Landlord’s Final Working Drawings, and subject to Tenant Delays and Unavoidable Delays), final detailed working drawings and specifications for the Tenant Improvements constituting Landlord’s TI Work, including (as applicable) structural, fire protection, life safety, mechanical and electrical working drawings and final architectural drawings (collectively, “Landlord’s Final Working Drawings”). Landlord’s Final Working Drawings shall be based on and consistent with the Approved Space Plan in all material respects (except as otherwise mutually approved by the parties in their respective discretion). Landlord shall deliver copies of Landlord’s Final Working Drawings to Tenant for Tenant’s approval and information. Tenant shall promptly and diligently either approve the proposed Landlord’s Final Working Drawings, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed plans and specifications or proposed Landlord’s Final Working Drawings into a form which will be reasonably acceptable to Tenant. Notwithstanding any other provisions of this paragraph, in no event shall Tenant have the right to object to any aspect of the Landlord’s Final Working Drawings (including, but not limited to, any subsequently proposed changes therein from time to time) that is (i) materially consistent with the Approved Space Plan, (ii) necessitated by applicable law or as a condition of any governmental or other third-party approvals or consents that are required to be obtained in connection with Landlord’s TI Work, or (iii) that is required as a result of unanticipated conditions encountered in the course of construction of Landlord’s TI Work, but to the extent Tenant identifies to Landlord any concerns arising out of any such requirements or conditions described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the Tenant Improvements that might minimize or avoid the effects of such requirements or conditions. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of required changes on or before any deadline reasonably specified by Landlord (which shall not be less than five (5) days after receipt thereof by Tenant) in delivering an applicable set of plans, specifications and/or drawings to Tenant shall constitute and be deemed to be approval of Landlord’s proposed plans and specifications or proposed Landlord’s Final Working Drawings, as applicable.

(b) Construction of Landlord’s TI Work. Following final approval, or deemed approval, of Landlord’s Final Working Drawings, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of all Tenant Improvements constituting Landlord’s TI Work. Upon receipt of such permits and approvals, Landlord shall, at Landlord’s expense (subject to Tenant’s obligations to pay for the cost of any Tenant required changes to the Approved Space Plan or Landlord’s Final Working Drawings), construct and complete the Tenant Improvements constituting Landlord’s TI Work substantially in accordance with the Approved Space Plan, subject to Unavoidable Delays and Tenant Delays (if any). Such construction shall be performed in a neat, good and workmanlike manner and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed.

(c) Changes.

(i) If Landlord determines at any time that changes in Landlord’s Final Working Drawings or in any other aspect of the Approved Space Plan relating to any item of Landlord’s TI Work are required as a result of applicable law or governmental requirements, or are required at the insistence of any other third party whose approval may be required with respect to the Tenant Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances and (B) at Landlord’s sole cost and expense, cause revised Landlord’s Final Working Drawings to be prepared by Landlord’s Architect and submitted to Tenant, for Tenant’s information.

(ii) If Tenant at any time desires any changes, alterations or additions to the Landlord’s Final Working Drawings or material changes to the Approved Space Plan with respect to any of Landlord’s TI Work, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a “Tenant Change Request”). Upon receipt of any such request, Landlord shall promptly notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord’s estimate of the number of days of delay, if any, which shall be caused in Landlord’s TI Work by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord’s estimate of the increase, if any, which shall occur in the cost of construction of the Landlord’s TI Work affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within five (5) business days after receipt of such notice from Landlord, of Tenant’s approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord’s notice), then Landlord shall cause such Tenant Change Request to be implemented and Tenant shall be responsible for all actual costs or cost increases resulting from or attributable to the implementation of the Tenant Change Request, and any delays resulting therefrom shall be deemed to be a Tenant Delay. If Tenant fails to notify Landlord in writing of Tenant’s approval of such Tenant Change Request within said five (5) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

(d) Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Workletter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant’s compliance with its obligations under this Workletter and under the Lease with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request. Fees and charges of Project Manager for such services shall be at Landlord’s sole expense.

3. Substantial Completion.

(a) When Landlord receives written certification from Architect that construction of the Tenant Improvements constituting Landlord’s TI Work in the Building has been completed in accordance with the Approved Space Plan (except for Punch List Work), Landlord shall prepare and deliver to Tenant a certificate signed by both Landlord and Architect (the “Substantial Completion Certificate”) (i) certifying that the construction of the Tenant Improvements constituting Landlord’s TI Work in the Building has been substantially completed in a good and workmanlike manner in accordance with the Approved Space Plan in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, and (ii) certifying that Landlord’s TI Work complies in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery. Upon receipt by Tenant of the Substantial Completion Certificate and tender of possession of the Premises by Landlord to Tenant, the Tenant Improvements constituting Landlord’s TI Work in the Building will be deemed delivered to Tenant and “Substantially Complete” for all purposes of the Lease (subject to Landlord’s continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease or this Workletter with respect to such Tenant Improvements).

(b) Promptly following delivery of the Substantial Completion Certificate for Landlord’s TI Work in the Building, Project Manager or other representatives of Landlord shall conduct one or more “walkthroughs” of the Building with Tenant and Tenant’s representatives, to identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items, following which Landlord shall diligently complete the Punch List Work reflected in such joint punch list. At any time within forty-five (45) days after delivery of such Substantial Completion Certificate, Tenant shall be entitled to submit one or more lists to Landlord supplementing such joint punch list by specifying any additional items of Punch List Work to be performed on the applicable Tenant Improvements constituting Landlord’s TI Work in the Building, and upon receipt of such list(s), Landlord shall diligently complete such additional Punch List Work.

(c) All construction, product and equipment warranties and guaranties obtained by Landlord with respect to Landlord’s TI Work shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.

(d) Notwithstanding any other provisions of this Workletter or of the Lease, if Landlord is delayed in substantially completing any of Landlord’s TI Work as a result of any Tenant Delay, and if the Lease Commencement Date is being determined under Section 1(c)(i) of the Lease, then notwithstanding any other provisions of the Lease to the contrary, the Premises shall be deemed to have been “Substantially Complete” on the date the Premises would have been “Substantially Complete” absent such Tenant Delay.

4. Landlord Warranty. Landlord warrants the Tenant Improvements against defective workmanship and materials for a period of one (1) year following the Substantial Completion thereof. Landlord’s sole obligation under this warranty is to repair or replace, as necessary, any defective item of the Tenant Improvements caused by poor workmanship or materials if Tenant notifies Landlord of the defective item during such one year period of time; Landlord shall have no obligation to repair or replace any item after such timeframe. Notwithstanding the foregoing, Landlord shall not be obligated to perform any maintenance or repairs to the extent made necessary by the modification, failure to maintain, misuse, negligence or willful misconduct of Tenant, its employees, agents, customers or contractors.

5. Payment of Costs. Except as otherwise expressly provided in this Workletter or in the Lease or by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid by Landlord.

6. No Agency. Nothing contained in this Workletter shall make or constitute Tenant as the agent of Landlord.

7. Miscellaneous. All references in this Workletter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Workletter as of the day and year first above written.

LANDLORD:

MICHAEL R. MASTRO,
a married man as his separate estate

/s/ Michael R. Mastro
Michael R. Mastro

TENANT:

TABLEAU SOFTWARE, INC.,
a Delaware corporation

By:	/s/ Thomas E. Walker, Jr.
Its:	CFO

SCHEDULE 1 TO EXHIBIT G

Reflected Ceiling Plan

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[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

JPC ARCHITECTS

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SOFTWARE

Lake View Building

Reflected Ceiling Plan

I-4.4

Power/Furniture Plan

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JPC ARCHITECTS

tableau
software

Lake View Building

Power-Furniture Plan

I-5.4

1 Door Type A

2 Door Type B

3 Door Type C

4 Door Type D

5 Door Type E

CONAIR OR EQUAL
POCKET/SLIDER;
GLASS WITH
ALUMINUM FRAME

6 Door Type F

7 Door Type G

8 Door Type H

TBD

9 Sliding Door Detail

10 Door Head (Jamb Sim.)

11 Relite Jamb (Head Sim.)

12 Door/Relite Jamb

13 Glazing Head

14 Glazing Sill

15 Relite/Relite Jamb

Hardware Sets:

Door Schedule:

NO.	TYPE	FRAME	HDWE	RATING	REMARKS	REVISION
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]		

JPC ARCHITECTS

tableau
SOFTWARE

Lake View Building

Door Schedule and Details

I-10.1

JPC ARCHITECTS
tableau
SOFTWARE
Lake View Building
Floor Plan
Partition Legend:
Symbols Legend:
Key Notes:
Project Notes:
Floor Plan
I-3.4

SCHEDULE 2 TO EXHIBIT G

TIME DEADLINES

	Dates	Actions to be Performed
A.	On or before March 2, 2009	Final Space Plan to be completed by Tenant and delivered to Landlord
B.	On or before March 23, 2009	Tenant to deliver Final Working Drawings to Landlord

SCHEDULE 3 TO EXHIBIT G

Landlord agrees to provide the following improvements to the Lakeview Building as part of the Shell and Core:

Floors: Post Tensioned Concrete floors. Parking Level loading capacity = 50 pounds per square foot live load. Office Area loading capacity = 80 pounds per square foot live load plus 20 pounds per square foot partition load typically at each floor. All common area floor finishes by Landlord. All Office Area floor slabs ready to receive standard floor prep & coverings.

Walls: Core walls to be framed and fire taped. Perimeter walls to be metal stud construction with vapor barrier and batt-type insulation. Elevator core walls to be finished by Landlord per NBBJ finish schedule. Parking garage elevator vestibule walls will be finished by Landlord.

Ceiling: Lobby and Common Areas to have fully finished ceilings, all other ceiling finishes (if desired) by tenant.

Lighting: Exit signs are furnished on the tenant side of each stairwell door and at all common egress points. In addition, lighting fixtures are furnished and installed by Landlord in all elevator lobbies, restrooms, mechanical and electrical rooms on each tenant floor.

Mechanical: Rooftop mounted VAV HVAC system including medium velocity supply duct loop is installed in the shell and core. Six (6) each electric-resistive VAV boxes are installed by Landlord for common area heating and air conditioning. Individual VAV boxes serving actual needs per tenant layout to be installed by tenant. Base building system includes 270 tons of cooling for total building (or +/- 420 sf / ton) Mechanical system sized to serve .8 watts/SF lighting and approximately 4.4 watts/SF miscellaneous equipment load in addition to building envelope load with one (1) person per 143 SF. Design temperatures are 74 degrees (F) indoor / 83 degrees (F) outdoor during summer, and 70 degrees (F) indoor / 24 degrees (F) outdoor during winter. Rooftop pad capable of supporting future 21,500 pound fluid cooler and vertical pathway for 24-hour condenser loop is provided by Landlord (loop and rooftop equipment by Tenant if required).

Electrical:

Distribution System: The electrical distribution system demand load is 1750 amps at 480Y/277 volt which includes the Core and Shell electrical loads, as well as, allowances for future tenant improvements. The project has a 2000 amp Main Distribution Switchboard which is the next standard size above the project calculated demand load.

480Y/277 Volt Design Criteria: System design includes 7 watts per square foot for floor mechanical equipment and 1 watt per square foot for tenant lighting. Each floor will be provided with a 400 amp, 3 phase, 480Y/277 Volt, 42-circuit panel for lighting and mechanical loads.

208Y/120 Volt Design Criteria: System design includes 3.5 watts per square foot for convenience power. Each electrical room (one East and one West) will be provided with a 112.5 kVA transformer feeding a 400amp distribution board which in turn feeds a 125 amp 208Y/120Volt, 42 circuit panel on each floor. In addition, the 125 amp panels are provided with feed through lugs to allow addition panels to be added in the future for additional circuits as required by future tenants.

Emergency Generator Infrastructure: Concrete pad provided for Tenant-furnished emergency electrical generator. Vertical distribution pathway to all floors provided by Landlord. The generator, sound attenuation, exhaust system, fueling station, and all electrical distribution by Tenant.

Communication Infrastructure: Dedicated spaces and pathways are included for use by Communication Providers to serve Tenant needs. Demark Room and Floor Plate Telecom rooms dedicated for use are provided by Landlord. Vertical 4” pathways are included for Provider main distribution to Tenant-initiated MDF Rooms.

Plumbing: A water, waste, and vent riser will be installed adjacent to the core to accommodate waste from future TI sinks and dishwashers.

Life Safety: Fire sprinkler riser, required distribution for open areas, pendant type heads, turned-up and installed to meet code requirements. The central fire alarm system provides conduit & wire to each floor for future TI hook-ups. Additional sprinkler distribution, heads or modification to the standard sprinkler layout, and all detectors, strobes and annunciators (over and above minimum code requirements) shall be provided by Tenant.

Multi-Tenant Corridor: On multi-tenant floors only, a multi-tenant corridor with complete building standard finishes, lighting and HVAC system will be installed by Landlord on each floor partially occupied by Tenant. Fifty percent of such cost of the demising wall and associated finishes separating the corridor from the Premises shall be allocated against the Tenant Improvement allowance.

Restrooms: Building Standard restrooms completed by Landlord.

Drinking Fountains: Building Standard drinking fountains installed by Landlord.

APPROVED PRELIMINARY PLANS AND SPECIFICATIONS

Elevators & Stairwells: Three traction-style elevator cars, each serving floors Level C –Level 4. All cars are 3500 lb, 200 FPM capacity, one car shall be provided with protective padding for tenant move-in. All Building Standard elevator lobby finishes are installed by Landlord on multi-tenant floors. For single tenant floor(s), Landlord will provide Building Standard elevator doors, frames & control buttons. Elevator shafts include pressurization eliminating the need for fire doors at ends of elevator lobbies. Stairwells shall be painted by Landlord. Building Standard parking garage elevator vestibules completed by Landlord.

Security: Card key access is provided at all grade entries to the building, the parking garage, stairwell doors on grade, main lobby entry, 1st floor restrooms/lockers and elevators. Additional security at Tenant’s suite entries can be interfaced with the Building Management System, which cost will be paid for as part of the Tenant Improvements.

Signs: Landlord will at its own expense provide each tenant with Building standard signage at the following locations: main lobby directory, floor directory and suite entrance.